Exhibit 99.1

Beverly National Corporation Press Release

FOR IMMEDIATE RELEASE	Contact:	Michael O. Gilles
978-720-1226

BEVERLY NATIONAL CORPORATION

ANNOUNCES INCREASE IN NET INCOME AND EARNINGS PER SHARE FOR THE QUARTER AND

SIX MONTHS ENDED JUNE 30, 2008

(Beverly, MA) July 22, 2008—Don Fournier, President and Chief Executive Officer of Beverly National Corporation (AMEX “BNV”) (the “Company”) and its subsidiary, Beverly National Bank (the “Bank”), announced the Company’s earnings for the quarter and six months ended June 30, 2008.

The Company reported net income for the quarter ended June 30, 2008 of $1,016,000 or basic and fully diluted earnings of $0.38 per share, compared to net income of $882,000, or basic and fully diluted earnings of $0.32 per share, for the same quarter last year. The results for the quarter represent a 15.2% increase in net income and an 18.8% increase in earnings per share, compared to results for the same quarter last year. The Company also reported net income for the six months ended June 30, 2008 of $1.9 million, or basic and fully diluted earnings of $0.72 per share, compared to net income of $1.7 million, or basic and fully diluted earnings of $0.61 per share for the same period last year. These results represent a 14.0% increase in net income and an 18.0% increase in earnings per share, compared to the same period last year.

The primary reason for the increase in the Bank’s net income and earnings per share for the periods presented is the increase in net interest and dividend income after the provision for loan losses, which increased $290,000, or 7.5%, and $419,000, or 5.4%, for the three and six months ended June 30, 2008, respectively, from the same periods last year. The improvement is a result of the growth in the loan and investment portfolios, the reduction in cost of funds and the replacement of maturing certificates of deposit and FHLB advances at lower interest rates. The net interest margin improved to 3.97% for the quarter ended June 30, 2008, compared to 3.78% for the same period last year and 3.79% for the quarter ended March 31, 2008.

President Fournier stated, “To say that the current environment for the banking industry is challenging would be an understatement. With all the challenges that current economic conditions are presenting for banks, we are pleased to be reporting increases in net income and earnings per share. The growth of our net interest margin, the main driver behind the improved earnings, has been helped by the dramatic drop in interest rates by the Federal Reserve and the continued growth of the Bank’s loan and investment portfolios. While we are pleased to report this strong performance improvement in a very challenging and competitive environment, we remain focused on ways to continue to improve our earnings.”

The Company increased its provision for loan losses to $235,000 and $363,000 for the three and six months ended June 30, 2008, respectively, compared to $100,000 and $250,000 for the same periods last year. The increase was driven by the growth in the loan portfolio, current and near term future uncertain economic conditions and concerns with respect to the potential for further reduction in real estate values. The Company’s asset quality remains strong with non-performing loans of only $233,000, or 0.07% of total loans, at June 30, 2008, compared to non-performing loans of $259,000, or 0.08% of total loans, at December 31, 2007. The allowance for loan losses increased to 1.14% of total loans at June 30, 2008, from 1.12% at December 31, 2007 and 1.07% at June 30, 2007. The Bank continues to actively manage its loan portfolio and deal with problems as they arise. During the first half of 2008, the Bank charged off approximately $130,000 in small business and consumer loans. President Fournier stated, “We have been able to maintain our asset quality while many in the banking industry are facing continued write-downs and significant increases in loan loss provisions. Even though our asset quality remains strong, we feel it is best to continue to prudently build our loan loss reserve to protect against any future problems, at least until market conditions and real estate values stabilize.”

Total assets as of June 30, 2008 were $493.7 million, compared to $472.8 million at December 31, 2007, an increase of $20.9 million, or 4.4%. Investments increased $6.4 million, or 5.5%, and loans, net of the allowance for loan losses, increased $15.2 million, or 4.8%. Cash and cash equivalents decreased $2.3 million, or 15.1%. Deposits increased $14.9 million, or 4.2%, and Federal Home Loan Bank advances increased $7.0 million, or 11.7%. The book value of the Bank’s stock has decreased slightly as a result of the increase in unrealized losses on available-for-sale securities. President Fournier stated, “We have been able to maintain steady asset growth over the last six months, mainly using increases in our deposit levels to fund expansion of the loan and investment portfolios. We are committed to our continued focus on business development, improvement in operating efficiencies, identifying sound growth opportunities and closely monitoring our strategic focus in the ever-changing economic environment in which we operate.”

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Cash and due from banks	$11,107	$10,752
Federal funds sold	33	3,706
Interest-bearing demand deposits with other banks	1,648	115
Short-term investments	363	922

Cash and cash equivalents	13,151	15,495
Investments in available-for-sale securities (at fair value)	121,149	114,793
Federal Home Loan Bank stock, at cost	4,086	3,452
Federal Reserve Bank stock, at cost	553	553
Loans, net of the allowance for loan losses of $3,830 and $3,614, respectively	333,588	318,356
Premises and equipment	7,370	7,321
Bank owned life insurance	6,802	6,661
Accrued interest receivable	1,836	1,805
Other assets	5,125	4,355

Total assets	$493,660	$472,791

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$74,179	$72,425
Interest-bearing	291,003	277,885

Total deposits	365,182	350,310
Federal Home Loan Bank advances	66,569	59,616
Securities sold under agreements to repurchase	11,350	11,638
Other liabilities	5,174	5,462

Total liabilities	448,275	427,026

Stockholders’ equity:
Preferred stock, $1.00 par value per share; 300,000 shares authorized; issued and outstanding none	—	—
Common stock, $2.50 par value per share; 5,000,000 shares authorized; issued 2,912,437 shares as of June 30, 2008 and 2,890,690 shares as of December 31, 2007; outstanding, 2,663,545 shares as of June 30, 2008 and 2,641,798 shares as of December 31, 2007	7,281	7,227
Paid-in capital	22,910	22,586
Retained earnings	21,618	21,050
Treasury stock, at cost (248,892 shares as of June 30, 2008 and December 31, 2007)	(4,370)	(4,370)
Unearned shares, Restricted Stock Plan (15,755 shares as of June 30, 2008 and 9,005 shares as of December 31, 2007)	(323)	(197)
Accumulated other comprehensive loss	(1,731)	(531)

Total stockholders’ equity	45,385	45,765

Total liabilities and stockholders’ equity	$493,660	$472,791

Book value per share	$17.04	$17.32

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Interest and dividend income:
Interest and fees on loans	$5,064	$5,232	$10,192	$10,169
Interest on debt securities:
Taxable	1,173	1,145	2,295	2,266
Tax-exempt	120	115	241	218
Dividends on marketable equity securities	344	153	593	315
Other interest	51	85	139	218

Total interest and dividend income	6,752	6,730	13,460	13,186

Interest expense:
Interest on deposits	1,606	1,916	3,538	3,678
Interest on other borrowed funds	732	825	1,427	1,545

Total interest expense	2,338	2,741	4,965	5,223

Net interest and dividend income	4,414	3,989	8,495	7,963
Provision for loan losses	235	100	363	250

Net interest and dividend income after provision for loan losses	4,179	3,889	8,132	7,713

Noninterest income:
Income from fiduciary activities	467	479	941	941
Fees from sale of non-deposit products	90	66	140	129
Service charges on deposit accounts	159	153	318	295
Other deposit fees	212	258	438	503
Gain on sales of loans, net	—	—	—	6
Income on cash surrender value of life insurance	75	59	148	111
Other income	190	256	390	456

Total noninterest income	1,193	1,271	2,375	2,441

Noninterest expense:
Salaries and employee benefits	2,246	2,099	4,461	4,275
Director fees	66	87	143	165
Occupancy expense	466	392	931	775
Equipment expense	231	214	477	421
Data processing fees	311	298	600	565
Marketing and public relations	115	134	220	242
Professional fees	164	322	330	566
Other expense	410	417	789	837

Total noninterest expense	4,009	3,963	7,951	7,846

Income before income taxes	1,363	1,197	2,556	2,308
Income taxes	347	315	630	619

Net income	$1,016	$882	$1,926	$1,689

Comprehensive (loss) income	$(287)	$(224)	$726	$753

Earnings per share:
Weighted average shares outstanding	2,663,448	2,733,071	2,658,261	2,761,842

Weighted average diluted shares outstanding	2,667,014	2,741,078	2,662,035	2,774,263

Earnings per common share	$0.38	$0.32	$0.72	$0.61
Earnings per common share, assuming dilution	$0.38	$0.32	$0.72	$0.61
Dividends per share	$0.20	$0.20	$0.40	$0.40

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

(In thousands, except share and per share data)

	June 30, 2008	December 31, 2007	June 30, 2007
	(unaudited)		(unaudited)
Balance sheet data:
Total assets	$493,660	$472,791	$472,963
Total loans, net of allowance	333,588	318,356	320,503
Allowance for loan losses	3,830	3,614	3,477
Investments (1)	125,788	118,798	120,098
Deposits	365,182	350,310	356,178
Stockholders’ equity	45,385	45,765	46,470
Book value (at end of period)	$17.04	$17.32	$16.78

Asset quality ratios:
Non-performing loans (2)	$233	$259	$26
Non-performing loans to total loans	0.07%	0.08%	0.01%
Non-performing assets to total assets (3)	0.05%	0.05%	0.01%
Allowance for loan losses as a percentage of:
Non-performing loans	1,644%	1,395%	13,373%
Total loans (at end of period)	1.14%	1.12%	1.07%

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Earnings data:
Interest and dividend income	$6,752	$6,730	$13,460	$13,186
Interest expense	2,338	2,741	4,965	5,223

Net interest and dividend income	4,414	3,989	8,495	7,963
Provision for loan losses	235	100	363	250
Noninterest income	1,193	1,271	2,375	2,441
Noninterest expense	4,009	3,963	7,951	7,846

Income before income taxes	1,363	1,197	2,556	2,308
Income taxes	347	315	630	619

Net income	$1,016	$882	$1,926	$1,689

Per share data:
Net income-basic	$0.38	$0.32	$0.72	$0.61
Net income-diluted	0.38	0.32	0.72	0.61
Cash dividends	$0.20	$0.20	$0.40	$0.40
Weighted average shares:
Basic	2,663,448	2,733,071	2,658,261	2,761,842
Diluted	2,667,014	2,741,078	2,662,035	2,774,263

Financial ratios:
Return on average assets	0.83%	0.76%	0.80%	0.74%
Return on average equity	8.86%	7.47%	8.39%	7.24%
Net interest margin	3.97%	3.78%	3.88%	3.84%

(1)	Includes available-for-sale securities and stock in the Federal Reserve Bank and the Federal Home Loan Bank of Boston.
(2)	Non-performing loans are defined as nonaccrual loans and loans that are past due ninety days or more but still accruing interest.
(3)	Non-performing assets are defined as non-performing loans and other real estate owned.

*Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company’s quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA, and operates full-service branch offices in Downtown Beverly, Cummings Center – Beverly, North Beverly, Danvers, Hamilton, Manchester-by-the-Sea, Salem and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.